EXHIBIT 16.1

November 4, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K, as amended on Form 8-K/A, for the event that occurred on October 24, 2003, to be filed by our former client, Distributed Power, Inc. (formerly known as New World Power Corporation). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

Lazar, Levine & Felix